Exhibit 14.1

Table of Contents

How We Work Matters: A Message from Doug Baker, Chairman and CEO	3

1. Committing to the Highest Ethical and Legal Standards	4

2. Fostering a Respectful Workplace	8

3. Promoting Safety, Health and a Sustainable Environment	11

4. Acting in the Interests of Ecolab	14

5. Giving and Receiving Gifts, Entertainment and Hospitality	17

6. Preventing Bribery and Corruption	19

7. Doing Business with the U.S. Government	22

8. Transacting Business across Borders	25

9. Competing Fairly	28

10. Avoiding Insider Trading	31

11. Protecting and Properly Using Ecolab Assets and Property	33

12. Ensuring Data Privacy and Data Security	36

13. Communicating with the Public, Investors and Media	38

14. Keeping Accurate Financial and Business Records	40

15. Questions or Concerns: Finding Ecolab Resources	43

How We Work Matters:

A Message from Doug Baker, Chairman and CEO

Dear Colleagues:

Day to day, as we work to build a stronger Ecolab, we are focused on what we need to do — win new customers, expand existing accounts, be first with new products and services and provide exceptional customer service.

But just as important as what we do is how we work. Our actions must align with Ecolab’s values and adhere to our Code of Conduct and company policies. “How we work” means that we act with integrity — that we continuously behave in ways that earn the trust of associates, customers, communities and others. Much is at stake in how we work: our relationships, our reputation and even our ability to continue to do business.

As we serve new markets, welcome new associates and expand globally, we need to welcome diversity. As we do so, we also must strive to act as “one” Ecolab, defined and guided by our shared values:

• We reach our goals: We deliver results for our customers, our shareholders and each other.

• We do what’s right: We’re honest, reliable and genuine in our actions. We act with integrity.

• We challenge ourselves: We go beyond the status quo, learn and grow, and innovate to improve processes and deliver better outcomes.

• We work together with diverse perspectives: We work together for the good of the team and the Company — across functions and geographies. We share knowledge and support each other.

• We make a difference. We make a positive impact on people around us, our community and our world. We inspire others to make a positive difference too.

• We do all this with care, putting safety first.

The daily actions of all Ecolab associates ultimately define who we are as a company, so each of us must take responsibility for complying with the Ecolab Code of Conduct. Our Code of Conduct — augmented by our policies, procedures and manuals — sets forth guiding principles for how we are to behave and how we are to interact with our customers, colleagues, suppliers, competitors and communities. All associates, officers and directors are required to comply with the Code of Conduct.

I urge you to become familiar with the latest edition of our “Code,” which covers a broader range of issues than previous versions. If you find that our Code does not address a particular issue, question or concern, please consult your manager, a supervisor or the Ecolab Law Department. To identify other sources of information, turn to the directory at the back of the Code, entitled Questions or Concerns: Finding Ecolab Resources.

The excellent reputation Ecolab enjoys is one of our greatest assets. It is a reflection of the attitudes and actions of associates who have consistently demonstrated the Company’s values and upheld our Code of Conduct over the years. I am counting on you to protect and strengthen our reputation by living our values, committing to the Code’s high standards and always being mindful that we strive to do what’s right, what’s fair and what’s honest

Sincerely,

/s/ Douglas M. Baker, Jr.
Douglas M. Baker, Jr.
Chairman of the Board and Chief Executive Officer

Committing to the Highest Ethical and Legal Standards

Ecolab is committed to upholding the highest legal and ethical standards, regardless of when and where we conduct our business. Our Code of Conduct (Code) provides basic guidelines to assist us in making good decisions on behalf of the Company, in doing our jobs ethically and in compliance with Ecolab policies and the laws of the countries where we do business.

As an Ecolab employee or an employee of an Ecolab subsidiary or affiliate, you are required to read, understand and abide by the Code - and you are encouraged to refer to it when you have a concern or face a difficult ethical dilemma. You also are obligated to be familiar with and abide by the Company’s policies and procedures, some of which are referenced in the Code.

The Code and our policies provide guidance in many situations. However, no set of guidelines can anticipate every concern or question. Thus, Ecolab relies on you to use good judgment in all actions - and to seek guidance when you face issues not addressed in the Code.

Upholding the Code and Following the Law

No matter where you work or what your position, as an employee of Ecolab, you are obligated to:

• Follow the tenets of the Code. The Code applies company-wide and worldwide to all Ecolab employees, officers and directors, as well as to employees of our majority-owned subsidiaries and joint ventures. In addition, we expect our agents, independent contractors, consultants and employees of minority-owned joint ventures to act in a manner consistent with applicable Code tenets.

• Comply with the laws and regulations of the countries in which we do business. You are expected to meet the ethical and legal standards that apply in the countries where we do business. If you are concerned that the laws or regulations in your location appear more strict than, or seem to differ from, our Code, you should seek guidance from your supervisor or the Ecolab Law Department. When two standards are in place—for instance, the Code and the law—you should follow the stricter standard. Any failure to comply with the law will be considered a Code violation.

• Become familiar with and abide by all of the Company’s policies, procedures and manuals that apply to your job.

Good-Faith Reporting and Asking Questions

You are required to report promptly, and in good faith, any conduct of any employee or third-party agent (that is, a supplier or business partner) that could constitute a violation of the Code. If you deliberately fail to report a potential violation, or withhold relevant and material information concerning a violation, you may be subject to discipline, up to and including termination of employment.

If you have questions regarding the appropriateness of a particular action, discuss it with your supervisor, Human Resources or the Law Department. You also may make a good-faith report of suspected violations or seek guidance by calling the Code of Conduct Helpline for your employment location. A comprehensive list of reporting options may be found in the Questions and Concerns: Finding Ecolab Resources section of our Code.

Whether you are permitted to report violations anonymously to the Code of Conduct Helpline depends on the laws in your location. Some countries

Ethical Roadmap

Our Code is a set of guidelines to assist you in making decisions on behalf of Ecolab. Because no guidelines can be all-inclusive, we are all ultimately responsible for acting ethically and in compliance with the law.

When you are faced with a difficult situation, consider these questions:

• Is my action or decision the right thing to do?

• Could my action or decision withstand public review?

• Will my action or decision protect Ecolab’s reputation as an ethical company?

If the answer to any of these questions is “no,” stop and carefully consider the situation. Refer to the Code or Ecolab policies, or consult a compliance resource so you can be sure you take the correct course of action.

We Must Remember

Disciplinary action could be taken against any Ecolab employee who:

•        Authorizes or participates directly in actions which are a violation of the Code.

•        Deliberately fails to report a violation, or deliberately withholds relevant and material information, concerning a violation of the Code.

•        As a supervisor, inadequately supervises his or her direct reports.

•        Retaliates directly or indirectly, or encourages others to do so, against the person who reports a violation, or potential violation, of the Code.

where we do business limit, or do not allow, reporting certain issues or concerns without identifying yourself. If you are an employee in the European Union, and you make a report to the Code of Conduct Helpline, the following guidelines will apply:

•        You will be asked to allow your name to be used in the report.

•        You should only name an employee suspected of wrongdoing if it is absolutely necessary.

•        Any employee you name will be informed within three business days of your report.

•        Ecolab will use the information you provide to the Code of Conduct Helpline solely to investigate your specific report and not for any other purpose.

Non-Retaliation and Confidentiality

We are committed to protecting employees who, in good faith, make reports, seek advice or ask questions. Our anti-retaliation policy aims to ensure that no employee will suffer undue harm because he or she raises an issue, reports a Code violation or cooperates with an investigation. It is designed to protect you from unwarranted actions by the Company, fellow Ecolab employees or a manager or supervisor. If you believe you are the victim of retaliatory action, you should contact your manager or supervisor, the Law Department or the Code of Conduct Helpline, as appropriate.

When you make a good-faith report or seek help in addressing an issue or concern, Ecolab will promptly respond. We will also strive to ensure that your concern is handled with sensitivity and confidentiality, to the fullest extent possible. In return, we expect you to help protect the confidentiality of the report, as well as any subsequent investigation processes, by not discussing the matter with co-workers.

Failure to Comply with the Code

Any failure to comply with the standards contained in the Code will result in appropriate discipline, up to and including termination of employment, referral for criminal prosecution and restitution for any losses or damages resulting from the violation. The extent of the discipline will be based on factors such as the severity and frequency of the offense.

In very rare instances, Ecolab may allow certain provisions of the Code to be waived by Company employees, officers or directors. A waiver to an executive officer or member of the Board of Directors may only be made by the Board (or a committee of the Board) and, in that case, the Company will promptly and publicly disclose the waiver granted and explain the reason for allowing it.

Manager’s Responsibilities

As an Ecolab supervisor or manager, you are responsible for understanding and complying with the Code, applying it daily and being aware of the ethical standard of your business behavior. In addition, you are responsible for enforcing the Code within your areas of responsibility. If you have direct reports, ensure that they read and abide by the Code, as well as the policies, procedures and manuals referred to in the Code.

You also are obligated to direct any questions, concerns or issues that require additional guidance to other Ecolab resources, such as Human Resources and the Law Department.

Updates

Ecolab regularly reviews the content of our Code, as well as related corporate policies. We will make modifications to the Code as required by changes in law, policy or other significant developments.

Fostering a Respectful Workplace

At Ecolab, we aspire to create an inclusive and respectful work environment; one in which employees recognize one another’s worth and dignity. Any conduct that detracts from the worth and dignity of our employees is contrary to our values and has no place in our culture.

We also are committed to showing respect to people and cultures in the countries where we do business. As a representative of the Company, you should strive to be sensitive to the cultures and customs of those with whom you work.

Diversity and Equal Employment Opportunities

Ecolab is committed to maintaining a diverse workforce, a culture of mutual respect and an appreciation for the differences of others. Providing equal employment opportunities is the right thing to do - and it is important to our success.

To ensure that we comply with applicable labor and employment law and never discriminate, Ecolab’s recruitment, hiring, compensation, promotion, transferring, training, corrective action and termination practices are based exclusively on an individual’s qualifications and ability to perform the job. Only criteria which are relevant to the job are considered. Ecolab has in place a proactive set of programs to ensure that we provide equal employment opportunities.

Because laws and regulations differ among the locations in which we operate, you should consult your manager, Human Resources or the Law Department if you have questions or concerns related to diversity or discrimination.

Harassment and Workplace Respect

Respect for one another is basic to Ecolab’s culture. Disrespect can disrupt the productivity of our employees and threaten Ecolab’s success. To help ensure an environment of mutual respect, Ecolab will not tolerate any form of harassment or other intimidating behavior, including physical, emotional or verbal abuse. We prohibit any form of harassment, whether by an employee, a temporary employee or an external vendor, in which:

•        submission to the harassment or abusive conduct is an explicit or implicit term or condition of employment;

•        submission to, or rejection of, the harassment or abusive conduct is used as the basis for an employment decision; or

•        the harassment or abusive conduct has the purpose or effect of interfering with an individual’s work performance or creating an intimidating, hostile or offensive working environment.

Violating this policy will subject an individual to disciplinary action, up to and including termination of employment.

We Must Remember

In order to maintain a work environment that is free from discrimination, all employment-related decisions must be made without regard to:

• Gender

• Race

• Ethnic origin

• Nationality

• Sexual orientation

• Gender identity

• Religion

• Age

• Disability

• Marital status

• Veteran status

• Other personal characteristics or conditions protected by national, state or local law

Q&A

Q: I occasionally overhear my colleagues telling sexually suggestive jokes or making racial slurs or other inappropriate remarks about Ecolab employees. What should I do?

A: It doesn’t matter if your colleagues are “just joking.” The impact of what they say is more important than their intent. If you are uncomfortable discussing your concerns directly with your colleagues, you should speak with your supervisor or a representative from Human Resources. In addition, you may contact the Law Department.

If you have questions or concerns regarding harassment or would like more information on Ecolab’s harassment policy, please see the applicable policy manual for your location. Your local Human Resources representative can provide you with a copy.

Workplace Violence

All Ecolab employees have the right to perform their jobs in an environment that is free from violence, bullying, threats or intimidation. Whether at work on Ecolab property or in work-related relationships, no Ecolab employee should cause others to reasonably fear for their personal safety or the safety of their families, friends or property. If you encounter a situation of violence, bullying or threats, you should speak to your manager or a Human Resources representative or, if necessary, call the appropriate emergency authorities.

Unless contrary to local law, Ecolab prohibits the possession or use of weapons on Company property or while conducting Company business.

If you have questions or concerns regarding workplace violence or would like more information on Ecolab’s policy, please see the applicable policy manual for your location.

Corporate Social Responsibility

Ecolab takes seriously our responsibility to the communities we serve. We believe in compensating our employees fairly and in compliance with local laws. We promote the well-being of our employees, our customers and our customers’ customers by contributing to programs and initiatives that enhance the quality of life in the communities in which they work and live. We respect the rights of all people and hold our suppliers to the same high standard of social responsibility. The Company does not engage in the use of forced or child labor, nor do we condone the mistreatment of any individuals who conduct business with, or on behalf of, Ecolab.

Promoting Safety, Health and a Sustainable Environment

Commitment to a Safe and Healthy Workplace

Ecolab places the highest value on the safety and well-being of our employees, as well as the safety and well-being of the communities and environments in which we operate. Each of us is responsible for complying fully with applicable health and safety laws and knowing, understanding and following the Company’s safety policies, practices and procedures. Each of us has a personal responsibility to maintain a safe workplace and to use Ecolab’s equipment and materials in a safe manner, always exercising good judgment in our daily work life.

As an employee, if you observe or learn about conditions or practices at your work location that could threaten your health and safety or that of your colleagues, please report your concerns immediately to your supervisor, your regional or local Safety, Health and Environment representative, a Human Resources representative, or if necessary, the appropriate emergency authorities.

We Must Remember

Safety at Ecolab is never optional. All of us have an obligation to:

• Work safely at all times

• Wear appropriate protective equipment for the job or task

• Avoid distractions while working or driving

• Report all injury incidents promptly

• Cooperate with safety-related investigations

Drugs and Alcohol

The abuse of alcohol and drugs can threaten the health and safety of our employees and have adverse effects on job performance and Company reputation. Whether working on Ecolab property or performing Company business off-site, you are prohibited from the unlawful manufacture, sale, distribution, dispensing, possession or use of controlled substances.

Ecolab will not tolerate employees consuming or being under the influence of alcohol or drugs while performing their jobs, including driving on business. Exceptions may be made to allow the consumption of alcohol at sanctioned social events for which prior approval has been granted and at which employees maintain proper behavior.

If you suspect that an employee may be under the influence of alcohol or a controlled substance in violation of Ecolab policy, you should report it immediately to your supervisor. Employees who violate our drug and alcohol policy may be subject to potential criminal liability as well as appropriate disciplinary action, up to, and including termination of employment. If you have questions or concerns regarding Ecolab’s policy on drugs or alcohol, or if you would like more information, please see the applicable policy manual for your location or talk with your Human Resources representative.

Product Quality and Safety

Ecolab complies with all laws and regulations concerning product quality and safety. We are committed to product safety, from concept and manufacture through customer use and disposal, recycle or reuse. By complying with the laws, regulations and Company policies that govern the development, manufacturing, testing, inspection, storage, transportation, use and disposal of our products, we help ensure the integrity of the Ecolab brand. No employee should take any action that could jeopardize our customers’ confidence or trust in the quality and safety of our products. If you have any concerns or notice anything out of the ordinary that could adversely affect the quality and safety of our products or services, contact your manager or the Law Department immediately.

Commitment to Sustainability and Protecting the Environment

At Ecolab, we are committed to providing and protecting what is vital: clean water, safe food, abundant energy and healthy environments. Strengthened by the expertise of our employees and combined with our dedication to social responsibility, our offerings provide value to our customers and the global economy - and help foster a more sustainable world. Ecolab manages its global operations with concern for the health, safety and prosperity of our employees, customers, the communities which we serve and the environment. Our commitment to sustainable development is articulated in a document called Our Principles. We should all strive to follow and promote these principles.

Q&A

Q: I work closely with the site operator at a customer’s worksite. He is always in a hurry and takes a lot of risks when working with equipment and chemicals, such as not wearing gloves or goggles and handling chemical transfers carelessly. Whenever I make suggestions or question his judgment, he brushes me off and says I need to keep up the pace in order to get the work done. What should I do?

A: You are right to address the safety concerns raised by this individual’s actions. Our precautions are intended to safeguard the well-being of our co-workers, customers and communities. If mentioning your concerns to the site operator does not cause him to be more mindful of safe operations while working, you should immediately speak with your supervisor or your Safety, Health and Environment or Human Resources representatives. This fulfills your obligations under the Code and also helps us ensure a healthy and safe work environment for all.

Q: When I got home, I realized I had some excess product samples as well as customer site process samples in my car. I wanted to get my car cleaned, so I quickly poured all the samples into one container and then placed it in my garbage bin. There is no real problem here, correct?

A: First, mixing products can cause a dangerous chemical reaction. Second, releasing what may be hazardous substances into the environment, particularly in your residential area, can lead to significant environmental problems over time. Product and process samples should be disposed of responsibly. Material Safety Data Sheets (MSDS) available on Ecolab.com contain typical disposal information for our products and that guidance should be adhered to at all times. If you are unsure of how to dispose of samples or residual products, please contact your local/regional Safety, Health and Environment representative. Responsible management of unused or expired chemical products is part of Ecolab’s commitment to safeguarding the environment and the communities in which we operate.

Acting in the Interests of Ecolab

Ecolab expects employees to avoid situations that could create conflicts between their personal interests and the interests of the Company.

Conflicts of Interest

Conflicts of interest arise when your personal activity or interest interferes with the business interests of the Company. In many cases, even the appearance of a conflict of interest can have serious consequences for you and the Company.

Conflicts of interest can arise in many different situations, both direct (you are involved) and indirect (someone with whom you have a personal relationship is involved). You should take care to properly address any conflicts of interest. For instance:

•        Outside Employment or Activities: You should not engage in employment outside of the Company if that employment (i) interferes with your duties to the Company, (ii) causes you to compete with, or work with an organization that competes with, Ecolab, or (iii) leads you to provide services or assistance to an Ecolab competitor. Outside employment that requires you to use Ecolab time, facilities or property to perform the job would be considered a conflict of interest. To assess whether a second job will create a conflict of interest, employees are required to obtain approval from their supervisors before accepting additional employment outside the Company.

•        Directorships: If you wish to serve as a director of any company or non-profit organization, you should disclose your plans to your supervisor for prior approval. Approval from Ecolab’s Chief Executive Officer is required before taking a position as a board member for a public company. As part of the approval process, the Company will determine if your involvement creates a conflict of interest. Of course, you should never serve as a director, officer, or consultant to a competitor of the Company.

•        Investments: If you or a member of your immediate family who lives with you owns more than one percent (1%) of the outstanding stock of any Ecolab competitor, supplier or customer, you must disclose that ownership to the Company. Even a minority ownership in an Ecolab competitor, supplier, or customer can be a conflict of interest. Under Ecolab policy, the business or financial interests of family members living with you are considered your financial interests as well.

•        Corporate Opportunities: As an employee, you should never take personal advantage of any business opportunities in which the Company would have an interest. You also should not make those opportunities available to others when you know Ecolab has an interest in the opportunity. For example, employees should avoid purchasing real estate or financial interests in firms that Ecolab has a known interest in acquiring.

Q&A

Q: My wife works for a local company that often provides goods and services to our plant. Given that I am now involved in purchasing supplies for Ecolab, could selecting my wife’s company as our vendor create a conflict of interest?

A: Yes. You need to let your manager and the Law Department know about your wife’s affiliation with an Ecolab supplier and receive approval to order from that company. If you don’t, it might appear that your decisions to purchase supplies from your wife’s company show bias or favoritism. By disclosing your wife’s role with our supplier, you ensure that the Company’s reputation for fairness and objectivity remains intact.

•   Family Members: If members of your family or other close personal relations work at Ecolab or provide services to the Company or a competitor, supplier or customer, you should immediately disclose those relationships to your supervisor to avoid actual or perceived conflicts of interest. Ecolab will not purchase any goods or services from a firm employing a Company employee, or a close relative of a Company employee, unless there is prior approval from a supervisor or member of the Law Department. Special care should be taken when you participate in the procurement decision involving a company which employs a relative.

•   Government Service: Ecolab encourages employees to be active in the community and participate in government, but holding certain roles or responsibilities in government could present a conflict of interest. If you plan to seek election or appointment to a government position while remaining an Ecolab employee during your government service, you should first request written approval from your supervisor. If you hold a government office, Ecolab expects you to abstain from any vote or decision that could materially affect the interests of the Company.

If you are not sure whether your relationship with another organization or person conflicts with your job or with Ecolab’s interests, you should discuss the circumstances with your supervisor or a member of the Law Department. It is always best to raise your concern or seek help, as most potential conflict situations can be resolved.

Giving and Receiving Gifts, Entertainment and Hospitality

The exchange of gifts, entertainment and other favors may be customary and appropriate in certain circumstances, locations or cultures. However, to safeguard the reputation of the Company, we must be sure that gift exchange is consistent with applicable law, our customer contracts, good business practices and custom. Follow these guidelines whenever offering or accepting anything of value.

•        If it is a gift, it should be of only nominal value.

•        If it is entertainment or hospitality, it should be reasonable in cost, amount, quantity and frequency.

•        It should not be offered or given in an effort to influence a business decision.

•        It should not violate the normal and accepted business ethics of the country in which it is provided.

•        It should not violate Ecolab policy or the laws of the United States or the country in which it is provided.

•        It should not reasonably be construed as a bribe, payoff or kickback.

•        It should involve no element of concealment.

•        Its public disclosure should not embarrass Ecolab or damage the Company’s reputation.

•        Under no circumstances may you, as an employee, provide or accept cash, cash equivalents or personal loans in conjunction with Ecolab business.

For specific requirements applicable to our dealings with government customers, employees and contractors, please see the sections of our Code entitled Doing Business with the U.S. Government and Preventing Bribery and Corruption.

Local Ecolab country management may have more specific guidelines on giving and receiving gifts. Consult your local policy manual or your local Human Resources representative for further guidance. In addition, the Law Department is available to guide you through specific instances.

We Must Remember

Whenever giving or receiving any gift, entertainment or other favor in connection with Ecolab business, certain guidelines must be followed:

•        Customers: Purchasing decisions must be based on the merit of our offering and the quality and value of Ecolab’s products and services. You may not attempt to influence a customer’s or potential customer’s decision by giving or furnishing gifts, favors or entertainment.

•        Suppliers: To foster strong relationships with our suppliers and potential suppliers, you should never claim or suggest that Ecolab will purchase from a supplier if the supplier purchases from Ecolab.

Likewise, under no circumstances may a personal benefit influence the purchasing decision.

•        Government Representatives: When dealing with any government customer, contractor or employee, you must never directly or indirectly authorize, provide or offer to provide anything of value to a government official for purposes of influencing the award, renewal or modification of a contract or to secure or reward favorable treatment in connection with procurement activities.

It can be difficult to determine when gifts and entertainment are appropriate or inappropriate. Consider these examples:

•        Giving an Ecolab-branded tote bag to a supplier is clearly acceptable.

•        Giving an Ecolab-branded tote bag containing several expensive bottles of wine to a current customer is on the borderline. Seek guidance from your Human Resources representative or the Law Department before proceeding.

•        Giving a customer an all-expenses-paid trip for two to an expensive resort where no business will be conducted is not acceptable.

Preventing Bribery and Corruption

Ecolab strives to do business through proper means and actions. Therefore, we must avoid any behavior that could be perceived as a form of bribery or corruption. Bribery arises when one party, directly or indirectly, offers something of value to another party in order to improperly gain business or obtain favorable treatment. The laws of many countries, including the U.S. Foreign Corrupt Practices Act (“FCPA”), as well as Ecolab policy, prohibit you from engaging in bribery. Violating this policy not only could result in significant disciplinary action from the Company, but also could result in serious criminal and civil penalties for both Ecolab and you (including imprisonment and monetary fines). To help ensure that Ecolab’s assets and resources are not used for purposes of bribery or corruption, the Company must maintain accurate books and records that fairly reflect our transactions and dispositions of assets.

We Must Remember

Ecolab employees, and anyone acting on behalf of Ecolab, are prohibited from directly or indirectly providing, offering or authorizing the giving of anything of value to a government official for the purpose of obtaining or keeping business or otherwise obtaining an improper business advantage. Below are some examples of items of value that could violate Company policy or even the law:

• Gifts

• Money (including cash equivalents)

• Stocks, bonds or other securities

• Entertainment

• Meals or lodging

• Transportation

• Offers of employment for a government official or a relative of a government official

• Payment or reimbursement of travel expenses

• Discounts on Ecolab products not otherwise generally available

• Assumption or forgiveness of debt

• Political contributions

• Charitable contributions

• Personal favors

The term “government official” means any person acting in an official capacity for, or on behalf of, the government, a public international organization or any government-related department, agency or instrumentality, including:

• Any entity hired to review and accept bids for a government agency

• An officer or employee of a state-owned company

• A member of a royal family who is an officer or who otherwise maintains managerial interest in government-controlled industries or companies

• Political parties or party officials

• Candidates for political office

If someone has the ability to influence a government decision, that person is most likely a government official. You should consult the Law Department any time you have a question as to whether someone is a “government official.”

Bribery of Government Officials

Our relationships with government entities are critical to the success of our operations all over the world. That is why Ecolab complies with the FCPA and the anti-bribery laws of the countries in which we do business. These laws aim to prevent payments of anything of value to government officials in order to gain an improper business advantage. “Government officials” includes people acting in official capacities for governments, state-owned enterprises or public international organizations. It is important to be aware that anyone who has the ability to influence a government decision can be considered a “government official.”

Ecolab’s anti-bribery policies also prohibit “facilitating” payments to government officials to expedite or secure the performance of routine government action. These payments, also known as “speed money” or “grease payments,” are small, infrequent payments that are made to expedite routine, non-discretionary governmental actions, such as work permits and visas, customs clearance, product registration or inspections.

The Company’s anti-bribery policy also applies to any agents, representatives, distributors or intermediaries who do business on our behalf. Under the FCPA and the anti-corruption laws of other countries, Ecolab and its employees could be liable for corrupt payments made to government officials by third parties with whom we work. To avoid liability and potential damage to our reputation, Ecolab employees must follow the Procedures for Dealing with Intermediaries which can be found in our Anti-Corruption Policy and Procedures before retaining a third party who may have dealings with a government official on our behalf.

For more information on the Company’s anti-bribery and anti-corruption policies, please review the Anti-Corruption Policy and Procedures. If you have concerns about behavior that may not comply with our policy or anti-corruption laws by anyone at Ecolab or any third party working on behalf of Ecolab, you should contact the Law Department or make a report through the Code of Conduct Helpline.

Commercial Bribery

In addition to prohibiting bribery of government officials, Ecolab also prohibits bribery and corruption in our commercial dealings. Employees should never offer anything of value to, or accept anything of value from, existing or potential customers, suppliers or other third parties in order to improperly obtain business or an unfair advantage for the Company. Our reputation for integrity is more important than the potential gains to be made in dealing inappropriately with other individuals and organizations. For additional information, please refer the section of our Code, entitled Giving and Receiving Gifts, Entertainment and Hospitality.

Political Activities and Lobbying

Ecolab will not contribute to a political party or political candidate or permit the use of Ecolab facilities for political activity unless doing so is legally permissible and approved in advance in accordance with the Political Contributions Policy. Likewise, you should not make any political contributions in Ecolab’s name or the names of our affiliates. If you make a political contribution, you will not be directly or indirectly reimbursed for it by Ecolab or any affiliate.

Ecolab encourages employees to be active in their communities and to participate in the political process. As an employee, you should always make clear that your personal views and political actions are yours and not those of the Company.

In the United States, all lobbying activities, including giving testimony or making major contacts with government personnel on behalf of Ecolab, must be coordinated in advance by the Government Relations Department. Outside of the U.S., all activities that could constitute lobbying or attempts to influence government officials should first be reviewed with local Company management and the Law Department.

If you have questions or concerns regarding Ecolab’s policy on lobbying or political activities, you should contact the Law Department or Government Relations Department. For additional information, please also review the Political Contributions Policy, the Ecolab Anti-Corruption Policy and Procedures and the section of our Code entitled Doing Business with the U.S. Government.

Q&A

Q: As part of my job, I often work with an agent in another country to help navigate the government contracting process. I suspect that he may be providing bribes to government officials in order to expedite things. What should I do?

A: If you believe an agent is acting improperly by paying bribes while working on behalf of Ecolab, you must cease further payments to the agent and immediately report the matter to the Law Department.

Doing Business with the U.S. Government

As a supplier to the U.S. government, Ecolab operates in a highly regulated environment. To help ensure the best value for taxpayer money, and that all procurements are made in accordance with current public policy, the U.S. government imposes strict requirements on its contractors and subcontractors.

In doing business with the U.S. government, Ecolab must maintain strict compliance with all applicable statutes, regulations and contractual requirements, whether we are a prime contractor or a subcontractor. It is crucial that we meet all contract terms and that we do not deviate from those terms without timely notice to, or approval of, the applicable government officials, as required.

Contract Negotiation and Pricing

When Ecolab contracts with the U.S. government, we always must submit complete, current and accurate pricing and other factual information. As part of our contract negotiations, we must not knowingly make any false or misleading representation or statement in connection with a government contract or subcontract. During the negotiation process, we should be prepared to explain the significance of all important facts concerning a contract proposal and be able to certify the accuracy of the information we provide. Extra care is required in preparing submissions to the U.S. government. And any changes affecting pricing data must be reported immediately to our Government Sales Department.

All invoices to the U.S. government must accurately reflect the correct product or service, quantity and price for the order. Discrepancies in our pricing or information could lead to serious consequences, including financial penalties and possible criminal charges, for the Company and employees.

Product Specifications and Testing

In fulfilling the provisions of our government contracts, our products, materials and processes always must conform to the specifications called for in the contract. Before there can be any change in the contract’s requirements, you must obtain advance written approval from an authorized government official.

Hiring of United States Officials

The U.S. government has specific rules to help prevent a conflict of interest, or the appearance of conflict of interest, on the part of its employees who look to leave, or do in fact leave, their U.S. government positions to work for government contractors. Prior to discussing employment or consulting opportunities with a current or recent government employee, whether civilian or military, Ecolab requires you to receive clearance from Human Resources and the Law Department.

No Gifts, Meals or Gratuities

Something that is considered a normal business courtesy in the commercial marketplace can, in the government marketplace, be construed as an attempt to improperly influence. Therefore, you must not provide anything of value to a federal government employee or contractor, or their immediate family members. Permissible exceptions are limited to the following: (a) providing Ecolab-branded promotional items of nominal value, such as a

Q&A

Q: Although our contract with the U.S. government requires that we use a specific supplier for one of our components, we found another supplier that can provide the component for less money and in faster time. May we use this new supplier?

A: No, not without prior written approval from an authorized government official. As a U.S. contractor, we must abide by the terms of our contracts and use the components as specified under those contracts. Making changes without first getting prior written approval from an authorized government official could lead to serious consequences for you and for Ecolab, including fines and potential criminal charges.

coffee mug, calendar or similar item displaying the Ecolab name or logo, (b) providing modest refreshments such as soft drinks, coffee or doughnuts on an occasional basis in connection with legitimate business activity, and (c) engaging in other activities that have been approved in advance and in writing by the Law Department. In addition, you must not offer, provide, solicit or accept anything of value from anyone in return for favorable consideration on a United States government contract or subcontract.

Procurement Integrity

Ecolab employees must not seek bid or proposal information or source selection information (as described in the Ecolab Federal Government Policies and Procedures Manual) from any source prior to the award of any government contract or subcontract to which that information pertains. If you believe that you have received this type of information or other improper, confidential or proprietary information, you must refrain from using it for any purpose and from disclosing it to others. You also should contact the Law Department immediately.

Mandatory Disclosure

In order to promote public transparency and accountability, federal regulations require that Ecolab disclose any credible evidence that the Company (including its principals, personnel, agents or subcontractors) has committed a violation of a federal criminal law involving fraud, conflict of interest, bribery or gratuity violations or has violated the False Claims Act. We also must make timely disclosure of any government overpayments that we receive. If you learn of any overpayments or other conduct that is inconsistent with Ecolab’s obligations as a government contractor or subcontractor, you must report it immediately to the Law Department or through the Ecolab Code of Conduct Helpline.

Audits and Investigations

It is our policy to cooperate fully with any investigations or audits by the U.S. government. Therefore, you must never alter, destroy or conceal any documents relating to a government audit or investigation. Likewise, you must not take any action that could hinder a government audit or investigation.

If you have any questions or concerns regarding Ecolab’s policy on working with the U.S. government, you should contact the Government Sales Department or the Law Department. For additional information, please review the Federal Government Contracts Policies and Procedures Manual.

Transacting Business Across Borders

Export Compliance

It is Ecolab’s policy to comply with the export laws and regulations of the countries in which we do business. These laws and regulations include documentation requirements for export shipments as well as regulations that restrict the export or re-export of certain commodities, technology and software. Export control regulations may restrict - or require prior government authorization or licensing of - certain exports, depending upon what is being exported, where it is being exported, who will receive the exported item and for what purpose the exported item will be used.

There can be differences among the export control laws of the various countries in which Ecolab conducts its business. While a primary concern of export control regulations is exports of commodities, software or technology that may have military or weapons uses, restrictions also apply to “dual use” items and technologies which may have both commercial and military or weapons applications. For example, certain chemicals may be used to manufacture commercial products, but also could be misused to produce chemical weapons or illegal drugs.

U.S. export control laws also apply to the re-export of U.S. origin products, technology and software from the countries to which they were previously exported. In some cases, these laws even apply to products made outside the United States that have U.S. content, or that are the direct product of controlled U.S. origin technology. These rules also extend to the “deemed export” of technology to foreign nationals, even if that person is present in the United States. For example, a “deemed export” of technology may occur - and may require a license - in a technical exchange with a citizen of another country when that person tours Ecolab’s U.S. facilities.

Trade Sanctions and Embargos

It is Ecolab’s policy to comply with U.S. economic sanctions and trade embargos, and to comply with similar laws of other countries, to the extent they are not inconsistent with U.S. law. Economic sanctions and trade embargos serve to promote foreign policy and national security interests and may target designated individuals, entities or countries. For example, the United States maintains broad sanctions against specific countries that have been identified as supporters of terrorism, as well as designated persons and entities who are associated with those countries or who are sanctioned for other foreign policy or national security reasons.

Import Compliance

Ecolab imports a variety of items worldwide, and we are required to comply with the customs laws and regulations of each country into which those items are imported. These laws and regulations require complete and accurate documentation of the country of origin, tariff classification and value of imported items. Additional requirements may apply to the import of highly regulated items, such as biocides, drugs and medical devices. Special marking or labeling requirements may apply, and chemical imports must conform to applicable chemical inventory laws in the U.S. and elsewhere.

Anti-boycott Provisions

Ecolab is prohibited from participating in or cooperating with foreign boycotts that have not been sanctioned or approved by the United States, including the Arab League boycott of Israel. Examples of prohibited behavior include:

•        Refusing or agreeing to refuse to do business with a boycotted firm or in a boycotted country

•        Refusing or requiring another person to refuse to employ - or to otherwise discriminate against - a U.S. person on the basis of race, religion, sex/gender or national origin

•        Furnishing information about the race, religion, sex/gender or national origin of any U.S. person

•        Furnishing information about whether any person has business relationships within a boycotted country.

We are required to report to the U.S. Government any boycott requests, including receipt of documents containing boycott-related language.

As employees, we must adhere to Ecolab policies and procedures which apply to transacting business across borders. If you are involved in the exporting or importing process, you must be aware of and follow our trade compliance policies and procedures. For further information or if you have questions, contact the Regulatory Affairs Department or the Law Department.

Competing Fairly

Fair Competition

At Ecolab, we believe in free competition and strive to outdo our competitors through honest and fair business practices. In our relationships with customers, distributors, suppliers and competitors, we should never seek any unfair advantages or misrepresent facts about our business or our products. Likewise, we should avoid making false or misleading statements about our competitors or their products. Ecolab’s reputation for fairness and honesty is too valuable to risk by behaving otherwise.

It is our policy that employees have no inappropriate contact with our competitors. Any business activity which involves repeated or unusual contact with competitors - whether at meetings (such as trade association meetings), in telephone calls or by correspondence - must be approved by your supervisor and the Law Department.

To help ensure a competitive and fair marketplace, many countries (including the U.S.) have laws that preserve the free enterprise system and make competition the primary regulator of the economy. These laws prohibit business practices that could hinder or interfere with free competition.

At Ecolab, we must comply fully with these laws, including U.S. antitrust laws, and keep them in mind while doing our jobs. Regardless of whether you work in sales or simply have a friend who works for a competitor, you should remember that certain business-related discussions between competitors are improper.

The laws of some countries, including the U.S., impose harsh criminal penalties on individuals who violate antitrust or competition laws. Antitrust or competition law violations also can result in substantial fines for both the Company and employees.

Before acting, and especially before hiring former or current employees of our competitors, consult the Law Department. For additional information on antitrust and competition law, please review Ecolab’s Antitrust Policy and Guide to Compliance with the Antitrust Laws.

We Must Remember

Ecolab employees should never engage in anti-competitive actions or activities with competitors, including:

• Equipment tampering

• Wrongful interference with existing contractual relationships

• Bid rigging

• Price discrimination

• Boycotts of territories

• Allocation of customers or markets

• Price fixing

• Production limits or quotas

• Unfair pricing practices

• Attempts to monopolize certain markets

• Reciprocal dealing

• Tie-in sales

• Resale price maintenance

If you ever have a question about a particular activity or practice, you should speak with your supervisor or the Law Department.

Q&A

Q: I work in the field and interact with customers and prospective customers on a regular basis. To better understand the tactics of our competitors, am I permitted to pose as a potential customer and collect information from Ecolab’s competitors?

A: No. You must never use illegal or unethical means to gather information about our competitors, including posing as a prospective customer. Instead, you should always compete fairly and that includes not misrepresenting yourself. You should consult the Law Department immediately if you learn of any improper means of intelligence gathering.

Q: I will be attending a trade association meeting next month and I know that many of our competitors are also planning to attend. Would it be appropriate for me to ask our competitors about their new products?

A: Probably not. While trade association meetings and conferences do serve an important function in promoting information sharing and the discussion of new developments, they also raise serious competition law and antitrust concerns. As an attendee on behalf of the Company, you should avoid any discussion of prices, discounts, terms or conditions of sale, product specifications or warranties. If you become aware of such discussions, excuse yourself immediately and contact the Law Department.

Gathering Competitor Information

Keeping up with competitive developments and reviewing publicly available information about our competitors are important. There are a variety of legitimate sources of information about competitors that can help us evaluate their products, services and marketing methods. Proper sources could include information from customers, information published or in the public domain, and information or product samples lawfully received from the owner or an authorized third party.

However, in staying abreast of competitive developments, you must respect the trade secrets of others and avoid any inappropriate or illegal means of gathering information about competitors or customers. You must understand what is ethical and unethical or legal and illegal in gathering and using trade information. Espionage, burglary, wiretapping and stealing are wrong and prohibited. Likewise, interviewing or hiring a competitor’s employees to get confidential information or gaining unauthorized access to electronic mail or other confidential competitor communications is not permitted. If you gain possession of competitor information that is marked confidential, or which is believed to be confidential, consult with the Law Department immediately.

A common means of gathering information about competitors and customers is through trade associations. Ecolab encourages participation in trade associations for the legitimate purposes of setting industry standards as long as discussions remain limited to appropriate topics. In particular, you should not belong to any association that disseminates current or future pricing or statistical information, attempts to stabilize an industry through improper coordination among competitors or encourages price uniformity or the reduction of competition. For more information about participation in trade associations, contact the Law Department.

Avoiding Insider Trading

During the course of your job, you may become aware of information that is not yet publicly available that could be important enough to influence someone’s decision to buy or sell Ecolab stock. Information of this type is often referred to as “material inside information.”

As an employee, you must never buy or sell Ecolab stock while possessing material inside information about Ecolab. Similarly, if during the course of your job you become aware of material, non-public information about companies with whom we do business, you should not trade in those companies’ securities until the information has been made public. Failure to observe this prohibition could expose you and the Company to civil and criminal penalties.

We Must Remember

Inside information can take many forms. As Ecolab employees, we must never make decisions to buy or sell stock on the basis of material inside information. Below are some common examples of material inside information:

• Significant curtailment or expansion of operations

• Financial results or information that indicate whether financial results will exceed or fall short of expectations

• Important new products or services

• Significant or potential acquisitions or dispositions (e.g., mergers, tender offers or joint venture proposals)

• Major changes in management or control

• Pending sales of debt or equity securities

• Gain or loss of significant supplier, customer or contract

• Initiation or settlement of litigation

• Impending bankruptcy or receivership

• Significant environmental issues

For additional examples of potential inside information, please review our Insider Trading Policy.

You also are prohibited from passing along inside information to others (including other employees, relatives or friends) who have no work-related reason to know. If you have material, non-public information that could influence an employee or any other individual to purchase or sell the Company’s stock, you should not disclose it.

For additional information, please review our Insider Trading Policy. If you have any questions about whether a particular course of action might violate the policy, contact the Law Department.

MATERIAL INSIDE INFORMATION CHECKLIST

In determining whether information is material, non-public information, you should ask yourself the following questions:

•        Has the information been disclosed to the public by press release or by other means?

•        Does information I have learned about the Company (or another company) make me want to buy or sell that company’s securities?

•        If the newspaper published what I know, would it cause the value of the securities of the Company (or another company) to rise or fall?

•        How would the proposed trade appear to government prosecutors if it became the subject of an investigation?

Protecting and Properly Using Ecolab Assets and Property

Physical Assets

Each of us is responsible for conserving and protecting Ecolab’s assets, including financial assets, trade secrets and other proprietary information as well as its physical property. Resources such as raw materials, equipment, office supplies and technology are intended exclusively for business purposes and their theft, loss, abuse or misuse must be prevented. It is up to each of us to help identify when the use of our physical assets is not in accordance with Ecolab’s policies. Ecolab managers have a heightened obligation to maintain good controls and protect our physical assets.

Q&A

Q: I am a new employee and noticed that my co-workers take product from flat-fee customers and give it to other customers to satisfy cost concerns. Is this allowed?

A: No. This is an improper use of company assets and it impacts customer profitability and reporting metrics. You should raise this issue with your supervisor or the Law Department.

Q: In addition to my role at Ecolab, I volunteer for the fundraising committee at my daughter’s school. May I print out materials and flyers for school-related events while at work?

A: No. While Ecolab may permit employees to maintain certain roles outside of their positions with the Company, you should not use Company resources such as printers or printer paper for non-work use unless you have the prior approval of your supervisor.

Communication Systems

For many of us, the use of the Company’s Internet, phone and email systems is critical to our jobs. Employees who have access to the Company’s communication systems and networks are responsible for adhering to the highest standards of behavior at all times. These systems are intended for business purposes. While limited personal use may be acceptable, it should never be inappropriate or interfere with your ability to perform your job. For additional information, see Ecolab’s Electronic Communication Policy and Social Media Policy.

To ensure that our communication systems and networks are being used for legitimate business purposes, Ecolab reserves the right to regularly access, monitor or suspend their use. These monitoring practices will be conducted only in accordance with Company policy and to the extent permitted by local law. Any Ecolab employee who regularly misuses our systems or networks is subject to discipline, up to and including termination of employment.

For additional information regarding the proper use of our information technology assets, please review the Corporate IT Assets Policy.

Confidential and Proprietary Information

Information to which we have access may be proprietary or confidential in nature. Ecolab places great value on its confidential and proprietary information. As employees, we must protect and guard against its unauthorized use or disclosure. Examples of Ecolab’s confidential and proprietary information could include our:

• Long-term strategies

• Product development plans

• Personnel records

• Sales plans

• Marketing plans

• Communications plans

• Financial information

• Competitive intelligence

• Customer buying habits

• Acquisition or divestiture plans

• Manufacturing methods

As an employee, you should never use the Company’s confidential or proprietary information for personal gain either during your employment with Ecolab or after you leave the Company. Unauthorized disclosure of confidential or proprietary information could destroy its value and/or give unfair advantage to others. Thus, it is your responsibility to make sure the necessary confidentiality/non-disclosure agreements are in place and limit disclosure of proprietary information only to those who have a business need to know. You also are obligated to respect and protect the confidences of our suppliers and customers by not divulging their proprietary or confidential business information.

If you become aware of a situation in which Ecolab’s proprietary information has or may have been compromised, you should report it immediately to the Law Department.

Intellectual Property

Ecolab’s product plans, patents, trademarks, copyrights, trade secrets and know-how — its intellectual property — are valuable assets that we must safeguard. All Ecolab employees have an obligation to comply with applicable laws and regulations that help us protect our intellectual property. By following the law, we help protect Ecolab’s research, ideas, processes and products from theft or misuse — and in doing so, we help ensure that they are available to us for future innovation.

As an employee, you also are obligated to respect the intellectual property rights of others. It is our policy never to knowingly violate another company’s intellectual property and always to obtain the necessary licenses and permissions before copying, using or distributing the intellectual property of others.

Violations of intellectual property laws can be costly to the Company. You should check with a supervisor or the Law Department if any questions or concerns arise about how to safeguard and use Ecolab’s intellectual property.

Q&A

Q: I recently noticed that a colleague in my department spends a lot of work time on social networking sites, despite a backlog of incomplete projects. Is this permissible under Ecolab policy?

A: No. Personal use of Company resources (including Internet and email) should be limited and should never interfere with job responsibilities. In the case of your colleague, his or her use of social networking sites is likely excessive and could even lead to damaging computer viruses. You should report the issue to your supervisor or to a Human Resources representative.

Ensuring Data Privacy and Data Security

Information and Data Security

Ecolab maintains sensitive data and other information that is valuable to the Company. It is imperative that this data not end up in the wrong hands. Ecolab has strict policies and procedures to help protect sensitive or confidential information, including electronic data stored in our systems.

All employees are responsible for complying with Ecolab’s data privacy and security policies. Only employees who have a need to use confidential data or sensitive information as part of their jobs will be granted access to it. Whenever Ecolab receives requests to disclose or share potentially sensitive or confidential information stored on our systems, any disclosure must be both appropriate and legally necessary.

Customer and Supplier Information

We have an obligation to protect the privacy of data that our customers and suppliers share with us. In accordance with Ecolab policy and data protection laws, only Ecolab employees who have a business need should access or use customer or supplier information. When you need to access or use customer or supplier information as part of your job, you should do so only within the limited scope of your business need, taking great care to never jeopardize the security or sensitivity of the information we maintain. This policy also applies to the limited number of vendors and other third parties to whom Ecolab authorizes access to supplier or customer information.

Employee Privacy

To conduct our operations effectively, Ecolab may collect, maintain and appropriately share certain personal information about you. We will respect and protect your personal information to the fullest extent required under applicable data protection laws. We understand that any loss or improper use of sensitive information belonging to you could lead to unwanted consequences, including identity theft and disclosure of harmful or embarrassing information.

Just as the Company respects and protects your personal information, it is your responsibility to handle the personal information of co-workers with utmost care in order to protect their privacy.

Q&A

Q: As part of my job, I save certain sensitive information belonging to our customers and suppliers on my laptop. During a recent business trip, I mistakenly left my laptop in a taxi, and I’m afraid that certain confidential information may now be accessible to outside parties. What should I do?

A: You should immediately contact Ecolab’s IT department and inform your manager or the Law Department that your laptop has been lost. You are correct in believing that sensitive information saved on your laptop may be lost, stolen or misappropriated. When saving sensitive information to your laptop, always take appropriate measures to safeguard it. Such measures include using strong passwords and encryption.

Communicating with the Public, Investors and Media

To help protect and build the Company’s reputation as an ethical global leader, it is critical that we communicate accurately and consistently with external audiences, including the news media, investors and members of the general public.

You always should be cautious when discussing Company matters in public forums or with anyone outside of the Company. As discussed elsewhere in the Code, you should never share confidential information with outsiders unless authorized to do so.

With the rise of social media and social networking sites, it is important to understand that any information you share online about Ecolab becomes public. Thus, you always should use discretion and never disclose confidential or proprietary information without prior authorization.

If you have access to, or knowledge of, confidential or non-public information concerning Ecolab, you must use that information for proper business purposes only. For additional information on this topic, please review the Social Media Policy.

As a publicly-traded company, Ecolab must comply with government requirements regarding information disclosure. If you receive questions or requests for information from securities analysts, Ecolab investors or other interested parties, you should refer them to the Investor Relations Department.

If you receive requests for information about the Company from the media or any other outside party, you should direct the inquiries to the Global Communications Department. Only individuals who are authorized to comment publicly on the Company’s behalf may do so.

Q&A

Q: I received a phone call from a reporter seeking information about a new Ecolab product that is expected to hit the market next year. Am I allowed to talk to him about it?

A: No. Unless you have prior authorization from your supervisor and Global Communications to speak on the Company’s behalf, you should refrain from commenting and direct the media request to the executive in charge of Global Communications. Talking to a member of the media without knowing all the facts could be harmful to the Company and could mislead the public.

Keeping Accurate Financial and Business Records

Fair, Full and Accurate Financial Accounting and Recordkeeping

Ecolab’s accounting records and financial statements should always accurately reflect the nature and purpose of our transactions. You should never make false or misleading entries in our accounting records or financial statements.

We must maintain our accounting records and financial statements in reasonable detail and ensure that they conform to applicable legal requirements and generally accepted accounting principles. The Company must not maintain unrecorded or “off the books” funds or assets.

The Company uses its accounting records to produce reports to management, shareholders, creditors, governmental entities, the investment community and others. All accounting records, and reports produced from these records, must be kept and presented in accordance with applicable laws. They must accurately and fairly reflect, in reasonable detail, Ecolab’s income, cash flow, assets and liabilities and financial condition. Accounting estimates, including accruals, will be based on good faith judgment and on any applicable Ecolab policy.

Financial Reporting and Disclosure

Shares of our stock are publicly traded on the New York Stock Exchange (“NYSE”). As a publicly-traded company, Ecolab is subject to U.S. securities laws administered by the Securities and Exchange Commission (“SEC”) and to the rules of the NYSE, and we all must comply with these laws and rules.

If any disclosures made by Ecolab in financial statements, communications or filings with the SEC or NYSE are false or misleading, both the Company and employees who are involved could face civil and criminal penalties. Accordingly, disclosures to the investing public, including periodic reports, press releases and analyst and stockholder communications, must be accurate and timely. We should never make willful or knowingly false or misleading statements or omissions in any Ecolab disclosures, reports or registration statements filed with the SEC or NYSE or any other stock exchange on which Ecolab securities are listed. In addition, each of us is obligated to cooperate if internal or external auditors ask questions or request information.

Ecolab’s senior officers and finance and accounting professionals, led by our Chief Financial Officer and our Controller, play an important role in ensuring that our financial records and disclosures are always fair, full, complete, accurate, objective, relevant, timely and understandable. In addition to adhering to all provisions of this Code and those of any related policies, procedures and manuals, our senior officers and finance and accounting employees must act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

Q&A

Q: When it comes to expense reporting, what should I keep in mind?

A: Here are some things to keep in mind:

•        If you send a gift basket to a customer, your reimbursement request must specify the purpose of the expenditure with particular detail to ensure accurate expense recording.

•        If you make a withdrawal from petty cash for valid business purposes, it must be supported by appropriate documentation so that accounting entries can be accurately recorded.

•        Please refer to our Expense Report Policy for additional guidance. If you have questions or concerns relating to Ecolab’s expense or accounting procedures, please contact your supervisor or a member of the Company’s finance and accounting team.

Q&A

Q: As part of my job at Ecolab, I am required to file service reports for all of my customer visits in the field. Although I always ensure that my service reports are timely, accurate and complete, my colleague sometimes files reports that are late, exaggerated and incomplete. What should I do?

A: You should raise this issue with your supervisor or with the Law Department. Service reports are a Company record and are highly critical to our success as a business and to the sustainability of our customer relationships. Employees who fail to adhere to the Company’s records policies and procedures risk serious consequences.

Managing Ecolab Records

Company records — ranging from the emails we send to the contracts we sign — capture the data and information that drive our business and protect our legal rights as an organization. Our records include all forms of media on which information may be stored, including paper, electronic, microfiche, magnetic, photographic, video and audio.

Ecolab records must be accurate and never include false or misleading information. It is your responsibility to follow our Records Management Guidelines when creating, maintaining or destroying any business records or communications. All records generated in connection with Ecolab business are, and will remain, the property of Ecolab.

In the event of litigation or an investigation, Ecolab may notify you that certain records are under a “legal hold.” Generally, this requires you to save all records associated with a certain project or topic, and to avoid altering, editing, or disposing of them. If you are under a legal hold, you should consult the Law Department before taking any action with the associated records.

Questions or Concerns: Finding Ecolab Resources

Ecolab’s Compliance & Ethics Resources

Ecolab encourages a work environment in which our employees feel free to ask questions and raise concerns. If you observe something that seems questionable or if you have any doubt as to whether certain activity or behavior complies with the Code of Conduct, you should consult one of the resources listed below.

Whom You Should Contact…

• Your immediate supervisor or manager

• Human Resources

• Law Department

• Corporate Compliance Officer or, if you are outside North America, the Compliance Officer for your region

• General Counsel

• The Ecolab Code of Conduct Helpline

How to Make Reports through Ecolab’s Code of Conduct Helpline…

If talking with your supervisor, Human Resources or the Law Department is not practical, you can make good-faith reports of suspected violations or seek guidance by calling the Code of Conduct Helpline telephone number for your employment location listed on the back cover of this Code of Conduct, or by submitting a report online using the reporting form available on the Law Department section of the Inside Ecolab web portal for employees.

Whether or not you are allowed to anonymously report suspected violations depends on the laws in your location. The laws of some jurisdictions limit or prohibit the anonymous reporting of certain issues or concerns. If you are an employee in the EU, and you make a report to the Code of Conduct Helpline, the following guidelines will apply:

•        You will be asked to allow your name to be used in the report.

•        Only if it is absolutely necessary should you name an employee suspected of wrongdoing.

•        Any employee you name will be informed within three business days of your report.

•        Ecolab will use the information you provide to the Code of Conduct Helpline solely to investigate your specific report and not for any other purpose.

Locating Ecolab Policies

Policies referenced in this Code of Conduct, as well as other Ecolab policies, can be found on the Inside Ecolab web portal for employees.

Follow these steps to reach the Code of Conduct Helpline:

• U.S., Canada and Puerto Rico: Simply dial 800-299-9442.

• Dominican Republic: Simply dial: 880-299-9442.

• Other countries

1. Find your country in the list below.

2. Dial the toll-free number listed.

3. Then dial 800-299-9442.

Argentina - Telecom
0-800-555-4288

Argentian Telefonica
0-800-222-1288

Argentina ALA
0-800-288-5288

Australia - Telstra
1-800-881-011

Australia Optus
1-800-551-155

Austria
0-800-200-288

Belgium
0-800-100-10

Brazil
0-800-890-0288
0-800-888-8288

Bulgaria
00-800-0010

Chile - AT&T Node
800-225-288

Chile ENTEL
800-360-311

Chile Telefonica
0-800-222-1288

Chili AT&T
171 00 311

Chile Easter Island
800-800-311

China, PRC - Beijing
108-888

China, PRC - Macau
0-800-111

China, PRC - South, Shanghai - China Telecom
10-811

Colombia
01-800-911-0010
800-101-111

Costa Rica
0-800-011-4114

Croatia
0800-220-111

Czech Republic - New
00-800-222-55288

Czech Republic - Old
00-420-001-01

Denmark
800-100-10

Ecuador - Andinatel
1-999-119

Ecuador - Pacifictel -1
1-800-225-528

Ecuador - Pacifictel - 2
1-800-999-119

El Salvador
800-1288
800-101-111

Fiji
004-890-1001

Finland
0-800-11-0015

France Telecom
0-800-99-0011

France Telecom Development
0805-701-288

Germany
0-800-225-5288

Greece
00-800-1311

Guatemala
999-9190
800-101-111

Guatemala All Carriers
138-120

Honduras
800-0123
800-101-111

Hong Kong - Telephone
800-96-1111

Hong Kong - World Telephone
800-93-2266

Hungary
06-800-011-11

India
000-117

Indonesia
001-801-10

Ireland
1-800-550-000

Ireland UIFN**
00-800-222-55288

Israel - Bezeq
1-80-949-4949

Israel - Golden Lines
1-80-922-2222

Israel - Barak
1-80-933-3333

Italy
800-172-444

Japan
00-539-111

Latvia
800-2288

Malaysia
1-800-80-0011

Mexico - New
01-800 288-2872

Mexico Por Cobrar
01-800-112-2020

Mexico
800-101-111

Morocco
###-##-####

Netherlands
0800-022-9111

New Zealand
000-911

Nicaragua
1-800-0174
800-101-111

Norway
800-190-11

Panama
800-0109
800-101-111

Peru - Telephonica
0-800-50-288
0-800-50-000

Peru - Americatel
0-800-70-088

Philippines
105-11
105-12

Poland
0-0-800-111-1111

Portugal
800-800-128

Romania
080803-4288

Russia
8^10-800-110-1011
8^10-800-120-1011

Russia - Moscow
755 5042

Saudi Arabia
1-800-10

Serbia***
770-776-5624

Singapore - SingTel
800-011-1111

Singapore StarHub
800-001-0001

Slovakia
0-800-000-101

Slovenia***
678-250-7571

South Africa
0-800-99-0123

South Korea - ONSE
00-369-11

South Korea - Dacom
00-309-11

Spain
###-##-####

Sweden
020-799-111

Switzerland
0-800-890011

Taiwan
00-801-102-880

Thailand - New
1-800-0001-33

Thailand
800-101-111

Turkey
0811-288-0001

Ukraine
8^100-11

United Kingdom - British Telecom
0-800-89-0011

United Kingdom C&W
0-500-89-0011

United Kingdom NTL
0-800-013-0011

Uruquay
000-410

Venezuela
0-800-225-5288

Vietnam
1-201-0288

** Ireland only. Universal International Freephone Numbering (UIFN) - Callers dial a country-specific access code before dialing the toll-free Code of Conduct Helpline number.

***Serbia and Slovenia only. First, dial the operator and say that you are placing a collect call to the number.